EXHIBIT 99.1

Donegal Group Inc. Announces Third Quarter and First Nine Months of 2018 Results

MARIETTA, Pa., Oct. 30, 2018 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the third quarter and first nine months of 2018. The Company will hold a live conference call on Wednesday, October 31, 2018 at 11:00AM Eastern Time to discuss these results. You may listen to the webcast of this conference call by accessing the event link at http://investors.donegalgroup.com.

Significant items included:

  Net income of $1.2 million, or 4 cents per diluted Class A share, for the third quarter of 2018, compared to $7.1 million, or 26 cents per diluted Class A share, for the third quarter of 2017, with both periods reflecting higher-than-average weather-related losses
  Net premiums earned of $187.7 million for the third quarter of 2018 increased 5.9% compared to the prior-year third quarter
  Net premiums written1 of $184.5 million for the third quarter of 2018 increased 1.1% compared to the prior-year third quarter
  Combined ratio of 105.2% for the third quarter of 2018, compared to 99.6% for the prior-year third quarter
  Book value per share of $14.68 at September 30, 2018, compared to $15.95 at year-end 2017

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$187,662	$177,284	5.9%	$555,140	$521,455	6.5%
Investment income, net	6,620	5,980	10.7	19,341	17,385	11.3
Net realized investment gains	3,464	561	517.5	4,062	4,208	(3.5)
Total revenues	199,904	185,716	7.6	585,022	548,268	6.7
Net income (loss)	1,206	7,109	(83.0)	(17,762)	9,895	NM2
Non-GAAP operating (loss) income[1]	(917)	6,744	NM	(19,025)	7,160	NM

Per Share Data
Net income (loss) – Class A (diluted)	$0.04	$0.26	(84.6%)	$(0.64)	$0.36	NM %
Net income (loss) – Class B	0.04	0.24	(83.3)	(0.59)	0.33	NM
Non-GAAP operating (loss) income – Class A (diluted)	(0.03)	0.25	NM	(0.68)	0.26	NM
Non-GAAP operating (loss) income – Class B	(0.03)	0.23	NM	(0.63)	0.24	NM
Book value	14.68	16.39	(10.4)	14.68	16.39	(10.4)

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “In the third quarter of 2018,  Donegal Group continued to make considerable progress on key initiatives to improve our underwriting performance and operating efficiency, and we achieved strong gains in investment income. We are pleased to report higher net premiums earned and a continuation of net premiums written growth in our commercial lines of business. We continue to leverage our relationships with larger commercially focused independent insurance agencies, where we see our greatest opportunities for profitable growth.”

Mr. Burke continued, “Donegal Group remains committed to maintaining and expanding our personal lines of business in markets where we have sufficient scale and spread of risk to achieve profitability. After a thorough analysis of our experience and future prospects, we decided to enter into an agreement to transfer our personal lines book of business in seven states. Our personal lines writings in these states represent a modest percentage of our overall premiums, but our claims experience in these states has contributed a disproportionately large percentage of our personal lines underwriting losses in recent years. We expect this transfer will expedite improvement of our personal lines underwriting performance in future periods, as we begin to non-renew our personal lines policies in these seven states beginning in February 2019.”

 Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented, “Our workers’ compensation line of business continued to perform well during the third quarter of 2018, as the statutory combined ratio1 of 83.6% in this line of business indicates. We are also pleased that our commercial lines segment of business generated an underwriting profit, achieving a 97.5% statutory combined ratio for the third quarter of 2018.”

Mr. Miller continued, “Weather-related losses of approximately $21.2 million impacted our underwriting performance for the third quarter of 2018, compared to the $18.2 million of weather-related losses for the third quarter of 2017. Weather-related losses for the third quarter of 2018 were also considerably higher than our previous five-year average for third quarter weather-related losses of $13.0 million and were largely the result of a series of wind, hail and heavy rain events across the Company’s operating regions during the third quarter of 2018. None of the losses from weather events exceeded the Company’s $5.0 million third-party catastrophe reinsurance retention.”

Management Conclusion and Outlook

Mr. Burke concluded, “Our focus on optimizing our business mix within our commercial and personal lines segments is gaining traction. We expect that, for the remainder of 2018, net premiums written will continue to shift toward favorable commercial growth opportunities. We are in the process of extensively re-underwriting commercial automobile policy renewals in several underperforming states, and we have implemented commercial automobile rate increases in all of our markets. Our previously announced disposition of Donegal Financial Services Corporation (owner of Union Community Bank) is proceeding as planned, with an expected closing in the first quarter of 2019. We will utilize the proceeds from this transaction to support our strategic goals as we focus on our core property and casualty insurance business.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change

	(dollars in thousands)

Net Premiums Earned
Personal lines	$103,410	$96,560	7.1%	$304,111	$285,018	6.7%
Commercial lines	84,252	80,724	4.4	251,029	236,437	6.2
Total net premiums earned	$187,662	$177,284	5.9%	$555,140	$521,455	6.5%

Net Premiums Written
Personal lines:
Automobile	$62,502	$66,871	(6.5%)	$193,919	$193,862	0.0%
Homeowners	34,562	34,248	0.9	96,149	95,150	1.0
Other	5,678	4,801	18.3	15,599	14,907	4.6
Total personal lines	102,742	105,920	(3.0)	305,667	303,919	0.6
Commercial lines:
Automobile	25,242	23,179	8.9	83,345	75,903	9.8
Workers' compensation	25,039	24,760	1.1	84,735	85,993	(1.5)
Commercial multi-peril	28,049	26,355	6.4	89,944	84,352	6.6
Other	3,446	2,264	52.2	12,032	7,584	58.6
Total commercial lines	81,776	76,558	6.8	270,056	253,832	6.4
Total net premiums written	$184,518	$182,478	1.1%	$575,723	$557,751	3.2%

Net Premiums Written

The 1.1% increase in the Company’s net premiums written for the third quarter of 2018 compared to the third quarter of 2017, as shown in the table above, represents the combination of 6.8% growth in commercial lines net premiums written and a 3.0% decrease in personal lines net premiums written. The $2.0 million growth in net premiums written for the third quarter of 2018 compared to the third quarter of 2017 included:

  $5.2 million in commercial lines premiums that the Company attributes to a combination of new policy growth and a continuation of modest renewal premium increases. In addition, the increase in other commercial lines net premiums written reflects a modification to third-party reinsurance coverage related to umbrella liability policies effective March 1, 2018.
  $3.2 million decrease in personal lines premiums that the Company attributes to net attrition as a result of underwriting measures the Company’s insurance subsidiaries implemented to slow new policy growth and to increase pricing on renewal policies, partially offset by premium rate increases the Company has implemented over the past four quarters.

Underwriting Performance

The Company evaluates the performance of its commercial lines and personal lines segments primarily based upon the underwriting results of its insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the Company’s GAAP and statutory combined ratios for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	63.7%	54.2%	68.5%	58.2%
Loss ratio (weather-related)	11.3	10.3	9.5	10.2
Expense ratio	29.6	34.3	31.3	33.3
Dividend ratio	0.6	0.8	0.6	0.7
Combined ratio	105.2%	99.6%	109.9%	102.4%

Statutory Combined Ratios
Personal lines:
Automobile	115.8%	103.8%	114.5%	105.8%
Homeowners	110.3	117.0	112.0	115.2
Other	74.3	94.2	94.2	94.7
Total personal lines	111.4	107.5	112.6	108.2
Commercial lines:
Automobile	114.6	116.6	133.7	110.5
Workers' compensation	83.6	67.6	86.6	78.5
Commercial multi-peril	96.0	86.7	101.2	96.6
Other	88.8	8.2	48.7	5.7
Total commercial lines	97.5	86.9	104.8	91.8
Total lines	105.2%	98.2%	109.0%	100.8%

Loss Ratio

The loss ratio for the third quarter of 2018 was 75.0%, compared to 64.5% for the third quarter of 2017. Weather-related losses contributed 11.3 percentage points to the Company’s loss ratio for the third quarter of 2018, compared to 10.3 percentage points of the Company’s loss ratio for the third quarter of 2017. Workers’ compensation losses in excess of $50,000 were $7.2 million for the third quarter of 2018, or 3.8 percentage points of the Company’s loss ratio, compared to $4.7 million for the third quarter of 2017, or 2.7 percentage points of the Company’s loss ratio.

Large fire losses, which the Company defines as individual fire losses in excess of $50,000, were $4.7 million for the third quarter of 2018, or 2.5 percentage points of the Company’s loss ratio. That amount was favorable compared to the large fire losses of $7.9 million for the third quarter of 2017, or 4.4 percentage points of the Company’s loss ratio. Both homeowners and commercial fire losses decreased in the third quarter of 2018.

Development of reserves for losses incurred in prior accident years added 1.4 percentage points to the Company’s loss ratio for the third quarter of 2018, compared to favorable development that reduced the Company’s loss ratio for the third quarter of 2017 by 1.9 percentage points. Primarily as a result of reserve strengthening actions in the first quarter of 2018, development of reserves for losses incurred in prior accident years added 5.2 percentage points to the Company’s loss ratio for the first nine months of 2018. Net development of reserves for losses incurred in prior accident years did not have a material impact on the Company's loss ratio for the nine months ended September 30, 2017.

The Company’s expense ratio was 29.6% for the third quarter of 2018, compared to 34.3% for the third quarter of 2017. The Company attributes this decrease to a reduction in underwriting-based incentive costs for the third quarter of 2018 compared to the prior-year quarter, as well as savings associated with the consolidation of certain operations of The Peninsula Insurance Company in July 2018. The Company has entered into a definitive purchase arrangement for the sale of Peninsula’s branch office real estate, and expects to receive net proceeds of $1.2 million during the fourth quarter of 2018. The Company recorded an impairment charge of $1.0 million in the third quarter of 2018 related to this real estate transaction.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 90.0% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at September 30, 2018.

	September 30, 2018		December 31, 2017
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$118,607	11.5%	$115,786	11.5%
Obligations of states and political subdivisions	238,729	23.2	269,698	26.8
Corporate securities	258,660	25.2	213,764	21.2
Mortgage-backed securities	309,264	30.1	306,353	30.5
Total fixed maturities	925,260	90.0	905,601	90.0
Equity securities, at fair value	57,973	5.6	50,445	5.0
Investments in affiliates	39,961	3.9	38,774	3.9
Short-term investments, at cost	5,096	0.5	11,050	1.1
Total investments	$1,028,290	100.0%	$1,005,870	100.0%

Average investment yield	2.5%		2.4%
Average tax-equivalent investment yield	2.7%		2.9%
Average fixed-maturity duration (years)	5.4		5.2

Net investment income of $6.6 million for the third quarter of 2018 increased 10.7% compared to $6.0 million in net investment income for the third quarter of 2017. The increase in net investment income primarily reflected an increase in average invested assets compared to the prior-year third quarter.

Net realized investment gains were $3.5 million for the third quarter of 2018, compared to $561,000 for the third quarter of 2017. The Company attributes the increase in net realized investment gains to an increase in the market value of the equity securities it held at September 30, 2018.

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”). DFSC owns all of the outstanding stock of Union Community Bank (“UCB”). The Company accounts for its investment in DFSC using the equity method of accounting. Donegal Mutual Insurance Company (“DMIC”) owns the remaining 51.8% of the outstanding stock of DFSC. On June 12, 2018, the Company and DMIC reported that the Company and DMIC had entered into an agreement whereby DFSC will merge with and into Northwest Bancshares, Inc. (“Northwest”). Immediately prior to the closing of the transaction, DFSC will pay a dividend of approximately $30.0 million to the Company and DMIC. As the owner of 48.2% of DFSC’s common stock, the Company will receive a dividend payment from DFSC of approximately $14.5 million and consideration from Northwest that will range in value from $38.9 million to $43.0 million. The Company currently anticipates that it will realize an after-tax gain, net of transaction-related expenses, within a range of $9.5 million and $13.0 million, or approximately $.32 to $.47 per Class A common share, upon closing of the transaction expected in the first quarter of 2019.

Definitions of Non-GAAP Financial Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company’s insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures commonly used by investors in insurance companies. The Company defines net premiums written as the amount of full-term premiums the Company records for policies effective within a given period less premiums the Company cedes to reinsurers. The Company defines operating income or loss as net income or loss excluding after-tax net realized investment gains or losses and after-tax restructuring charges. Because the Company’s calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing the Company’s measure of operating income or loss to the measure other companies use.

The following table provides a reconciliation of the Company's net premiums earned to the Company's net premiums written for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$187,662	$177,284	5.9%	$555,140	$521,455	6.5%
Change in net unearned premiums	(3,144)	5,194	NM	20,583	36,296	(43.3)
Net premiums written	$184,518	$182,478	1.1%	$575,723	$557,751	3.2%

The following table provides a reconciliation of the Company's net income (loss) to the Company's operating (loss) income for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net Income (Loss)
to Non-GAAP Operating (Loss) Income
Net income (loss)	$1,206	$7,109	(83.0%)	$(17,762)	$9,895	NM
Realized gains (after tax)	(2,286)	(365)	526.3	(2,681)	(2,735)	(2.0%)
Restructuring charge (after tax)	-	-	-	1,255	-	100.0
Other, net	163	-	100.0	163	-	100.0
Non-GAAP operating (loss) income	$(917)	$6,744	NM	$(19,025)	$7,160	NM

Per Share Reconciliation of Net Income
(Loss) to Non-GAAP Operating (Loss) Income
Net income (loss) – Class A (diluted)	$0.04	$0.26	(84.6%)	$(0.64)	$0.36	NM
Realized gains (after tax)	(0.08)	(0.01)	700.0	(0.09)	(0.10)	(10.0%)
Restructuring charge (after tax)	-	-	-	0.04	-	100.0
Other, net	0.01	-	NM	0.01	-	100.0
Non-GAAP operating (loss) income – Class A	$(0.03)	$0.25	NM	$(0.68)	$0.26	NM

Net income (loss) – Class B	$0.04	$0.24	(83.3%)	$(0.59)	$0.33	NM
Realized gains (after tax)	(0.07)	(0.01)	600.0	(0.08)	(0.09)	(11.1%)
Restructuring charge (after tax)	-	-	-	0.04	-	100.0
Non-GAAP operating (loss) income – Class B	$(0.03)	$0.23	NM	$(0.63)	$0.24	NM

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Wednesday, October 31, 2018, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company’s website at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company’s website.

About the Company

Donegal Group is an insurance holding company. The Company’s Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. The Company seeks opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended September 30,
	2018	2017

Net premiums earned	$187,662	$177,284
Investment income, net of expenses	6,620	5,980
Net realized investment gains	3,464	561
Lease income	120	113
Installment payment fees	1,305	1,374
Equity in earnings of DFSC	733	404
Total revenues	199,904	185,716

Net losses and loss expenses	140,726	114,386
Amortization of deferred acquisition costs	31,110	29,008
Other underwriting expenses	24,529	31,790
Policyholder dividends	1,050	1,376
Interest	652	466
Other expenses, net	560	178
Total expenses	198,627	177,204

Income before income tax expense	1,277	8,512
Income tax expense	71	1,403

Net income	$1,206	$7,109

Net income per common share:
Class A - basic	$0.04	$0.27
Class A - diluted	$0.04	$0.26
Class B - basic and diluted	$0.04	$0.24

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	22,717,333	21,755,862
Class A - diluted	22,894,773	22,217,011
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$184,518	$182,478

Book value per common share
at end of period	$14.68	$16.39

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30
	2018	2017

Net premiums earned	$555,140	$521,455
Investment income, net of expenses	19,341	17,385
Net realized investment gains	4,062	4,208
Lease income	366	383
Installment payment fees	3,960	3,814
Equity in earnings of DFSC	2,153	1,023
Total revenues	585,022	548,268

Net losses and loss expenses	433,063	356,826
Amortization of deferred acquisition costs	91,354	85,391
Other underwriting expenses	82,344	88,539
Policyholder dividends	3,566	3,423
Interest	1,682	1,213
Other expenses	1,604	1,035
Total expenses	613,613	536,427

(Loss) income before income tax (benefit) expense	(28,591)	11,841
Income tax (benefit) expense	(10,829)	1,946

Net (loss) income	$(17,762)	$9,895

Net (loss) income per common share:
Class A - basic	$(0.64)	$0.37
Class A - diluted	$(0.64)	$0.36
Class B - basic and diluted	$(0.59)	$0.33

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	22,673,287	21,669,259
Class A - diluted	23,057,629	22,447,134
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$575,723	$557,751

Book value per common share
at end of period	$14.68	$16.39

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2018	2017
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$400,233	$366,655
Available for sale, at fair value	525,027	538,946
Equity securities, at fair value	57,973	50,445
Investments in affiliates	39,961	38,774
Short-term investments, at cost	5,096	11,050
Total investments	1,028,290	1,005,870
Cash	55,259	37,833
Premiums receivable	160,319	160,406
Reinsurance receivable	322,468	298,343
Deferred policy acquisition costs	64,567	60,290
Prepaid reinsurance premiums	141,537	135,033
Other assets	51,807	40,145
Total assets	$1,824,247	$1,737,920

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$779,980	$676,672
Unearned premiums	530,544	503,457
Accrued expenses	24,382	28,034
Borrowings under lines of credit	60,000	59,000
Subordinated debentures	5,000	5,000
Other liabilities	8,801	17,061
Total liabilities	1,408,707	1,289,224
Stockholders' equity:
Class A common stock	257	256
Class B common stock	56	56
Additional paid-in capital	259,667	255,401
Accumulated other comprehensive loss	(18,944)	(2,684)
Retained earnings	215,730	236,893
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	415,540	448,696
Total liabilities and stockholders' equity	$1,824,247	$1,737,920

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com